UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 8, 2007

DUKE REALTY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	1-9044	35-1740409
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

600 East 96th Street, Suite 100, Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 808-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)           On August 8, 2007, Duke Realty Corporation (“Duke” or the “Company”) announced the appointment of Mr. Robert M. Chapman as the Company’s Chief Operating Officer, effective as of August 6, 2007.  In connection with this appointment, Mr. Chapman’s base salary was increased to $415,000.  Mr. Chapman also will continue to benefit from his other existing compensation and benefit arrangements with the Company, the material terms of which are described in the Company’s Proxy Statement, dated March 15, 2007, for its 2007 Annual Meeting of Shareholders.

Mr. Chapman joined Duke in 1997 as the Executive Vice President of Acquisitions in the Company’s Chicago office.  In 1999, Mr. Chapman was transferred from Chicago to Atlanta, and became the Regional Executive Vice President for the Company’s Southeast Region, which ultimately included the cities of Atlanta, Dallas, Raleigh, Tampa and Orlando.  In 2003, Mr. Chapman was appointed as interim Regional Executive Vice President for the Company’s Chicago Region, which included the cities of Chicago, Minneapolis, St. Louis and Nashville.  In late 2003, Mr. Chapman was promoted to his current role of Senior Executive Vice President and Head of Real Estate Operations, which has included overseeing the operations of the Company’s existing markets and leading the Company’s national expansion into new markets.  Prior to joining the Company, Mr. Chapman spent time with Lincoln Property Company, Gerald Hines Interest and The RREEF Funds.  Mr. Chapman received his undergraduate degree and MBA degree from Stanford University.

In his new role as Chief Operating Officer, Mr. Chapman will continue to oversee the operations of the Company in its existing markets, as well as the Company’s proposed expansion into new markets.  Mr. Chapman also will actively participate in the expansion of the Company’s joint venture operations, as well as the acquisition and disposition of properties.  Mr. Chapman will continue to play a key role in determining the strategic initiatives of the Company.

A copy of the press release relating to Mr. Chapman’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                                   Press Release, dated August 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary

Dated:  August 10, 2007